INDEPENDENT AUDITORS'S CONSENT


The Board of Directors
Swift Transportation Co., Inc.:

We consent to the use of our report dated February 14, 1997 incorporated herein by reference, relating to the consolidated balance sheets of Swift Transportation Co., Inc. and subsidiaries as of December 31, 1996, and 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-K of Swift Transportation Co., Inc.



KPMG PEAT MARWICK LLP

Phoenix, Arizona
July 9, 1997